                                                                     EXHIBIT 77H

For RiverSource Disciplined Small Cap Value Fund:

During the six-month period ended July 31, 2009, the Fund served as an underlying investment of affiliated funds-of-funds. The RiverSource Income Builder funds and RiverSource Investments, through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

Document Number: 270975                 Version: 1
Document Name: Dimensions Series 09 annual N-SAR comments